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                                                                 EXHIBIT 99.1(c)

                             BARR ROSENBERG SERIES TRUST

                    AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED
                          AGREEMENT AND DECLARATION OF TRUST


     The undersigned, being all of the trustees of Barr Rosenberg Series Trust, a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated April 1, 1988, as amended, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (the "Trust"), having determined that the creation of a new Series of the Trust is consistent with the fair and equitable treatment of all Shareholders, do hereby direct that this Amendment No. 2 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby consent to and adopt the following amendment to the Second Amended and Restated Agreement and Declaration of Trust:

     1. The first sentence of Section 6 of Article III of the Second Amended and Restated Agreement and Declaration of Trust is amended and restated to read in its entirety as follows:

          "Without limiting the authority of the Trustees set forth in Section 5, INTER ALIA, to establish and designate any further Series or Classes of Shares or to modify the rights and preferences of any Series or Class, the "Japan Series," "U.S. Small Capitalization Series" (formerly the Small Capitalization Series), "International Small Capitalization Series," "Barr Rosenberg Market Neutral Fund," "Barr Rosenberg Double Alpha Market Fund" and "Barr Rosenberg Select Sector Market Neutral Fund" shall be, and are hereby, established and designated; and with respect to the U.S. Small Capitalization Series, Japan Series and International Small Capitalization Series, the Institutional Shares Class, Adviser Shares Class and Select Shares Class, which may be issued by each such Series from time to time, shall be, and are hereby, established and designated, and with respect to the Barr Rosenberg Market Neutral Fund, Barr Rosenberg Double Alpha Market Fund and Barr Rosenberg Select Sector Market Neutral Fund, the Institutional Shares Class and Investor Shares Class, which may be issued by each such Series from time to time, shall be, and are hereby, established and designated, all of which Classes shall have the respective rights and


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    preferences as are set forth in the Plan attached as Exhibit 3.6 hereto as such Plan may be amended from time to time by the Board of Trustees."

    The foregoing amendment shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, each of the undersigned Trustees as aforesaid do hereto set their hands this ____ day of ________, 1998.


                                              ----------------------------------
                                              Marlis S. Fritz


                                              ---------------------------------
                                              Nils Hakansson



                                              ---------------------------------
                                              Kenneth Reid


                                              ----------------------------------
                                              Barr M. Rosenberg


                                              ---------------------------------
                                              William F. Sharpe

                                         -3-